Exhibit 3.2

Articles of Amendment

to

Articles of Incorporation

of

WAL-CON MEDIA, INC.

(Name of corporation as currently filed with the Florida Dept. of State)

P06000095091

(Document number of corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

NEW CORPORATE NAME (if changing):

Vision Broadcast Network, Inc.

(Must contain the word “corporation,” “company,” or “incorporated” of the abbreviation “Corp.,” “Inc.,” or “Co.”)

( A professional corporation must contain the word “chartered”, “professional association,” of the abbreviation “P.A.”)

AMENDMENTS ADOPTED – (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended , added or deleted: (BE SPECIFIC)

Article III purpose—Operation of a broadcast television network

Article IV shares—Increased shares of Stock to 100,000,000 shares of Common

If an amendment provides for exchange, reclassification, or cancellation of the issued shares, provisions for implementing the amendment if not contained in the amendment itself: (if not applicable, indicate N/A)

N/A